UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10

CarePayment Technologies, Inc.
(Exact name of registrant as specified  in its charter)

Oregon	91-1758621
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5300 Meadows Road, Suite 400, Lake Oswego, OR	97035
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:
(503) 419-3505

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered under Section 12(g) of the Exchange Act:

Class A Common Stock, no par value per share

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐ Accelerated filer ☐

Non-accelerated filer ☐ Smaller reporting company ☑

Explanatory Note

Continuing deterioration of the financial condition of CarePayment Technologies, Inc. (formerly microHelix, Inc.) ("we," "us," "our," "CarePayment" or the "Company") caused the Company to voluntarily surrender its assets to its secured creditors on May 31, 2007 and to wind up its affairs.  On June 11, 2007, the Company filed a Form 15 with the Securities and Exchange Commission terminating its registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  On March 25, 2009, the Company voluntarily filed its annual and quarterly reports for 2007 and the quarterly reports for 2008 and has voluntarily filed its 2008 annual report and its annual and quarterly reports for 2009.  On March 31, 2010 the Company's shareholders approved amendments to its Amended and Restated Articles of Incorporation, as amended, which, among other things, resulted in the automatic conversion of outstanding shares of Common Stock into shares of Class A Common Stock.  The Company is filing this Registration Statement to register its Class A Common Stock under the Exchange Act.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

This Registration Statement on Form 10 contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  Such statements reflect management's current view and estimates of future economic and market circumstances, industry conditions, Company performance and financial results.  Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements are subject to risks and uncertainties that could cause our future results to differ materially from the results discussed herein.  Factors that might cause such a difference include, but are not limited to, those discussed elsewhere in this Registration Statement on Form 10.  We do not intend, and undertake no obligation, to update any such forward-looking statements to reflect events or circumstances that occur after the date of this filing.

Item 1.  Business

Overview

CarePayment was organized as an Oregon corporation in 1991.  Until September 28, 2007, when it suspended manufacturing operations and concluded the disposition of its assets to its secured creditors, the Company was a manufacturer of custom cable assemblies and mechanical assemblies for the medical and commercial original equipment manufacturer (OEM) markets.  Continuing deterioration of its financial condition during April and May 2007 caused it to voluntarily surrender its assets to its secured creditors on May 31, 2007 and wind up its affairs.  In connection with the windup, the Company stopped paying its unsecured creditors for goods and services provided prior to May 21, 2007.  The Company and its wholly owned subsidiary, Moore Electronics, Inc. ("Moore"), operated for the benefit of the secured creditors until September 2007, at which time they ceased manufacturing operations and the Company became a shell company.  As a result of the transactions described below, effective January 1, 2010, the Company is no longer considered a shell company.

Effective December 30 and 31, 2009, the Company entered into agreements pursuant to which it, with two other parties, formed a limited liability company, CP Technologies LLC ("CP Technologies") (formerly WS Technologies LLC), that acquired the rights to a proprietary hospital patient finance card product, CarePayment®, that had been developed by Aequitas Capital Management, Inc.  These rights include ownership of the CarePayment® brand, exclusive rights to administer, service and collect consumer receivables generated by hospitals, on a recourse basis with regard to the hospital ("Receivables"), under the CarePayment® name, together with certain software that is used to perform those services.  CP Technologies then redeemed all but half of one membership unit (a "Unit") held by each of the other two parties, with the result that the Company now owns 99% of CP Technologies. The agreements are as follows.

•
Contribution Agreement (the "Aequitas Contribution Agreement") dated December 30, 2009 between CP Technologies and Aequitas Capital Management, Inc. ("Aequitas").  Under the Aequitas Contribution Agreement, Aequitas contributed the exclusive right to service and receive compensation and origination fees for all Receivables owned and generated in the future by CarePayment, LLC (an affiliate of Aequitas), together with certain assets required to perform that service, including the CarePayment® proprietary accounting software system (the "Software"). In exchange for that contribution, CP Technologies issued Units representing a 28% ownership interest in CP Technologies to Aequitas.

•
Contribution Agreement (the "CarePayment Contribution Agreement") dated December 30, 2009 between CP Technologies and CarePayment, LLC.  Under the CarePayment Contribution Agreement, CarePayment, LLC contributed the service marks CarePayment® and CarePayment.com and the Internet domain name "CarePayment.com."  In exchange for that contribution, CP Technologies issued Units representing a 22% ownership interest in CP Technologies to CarePayment, LLC.  CP Technologies intends to use the CarePayment® brand in the ordinary course of its business and in connection with providing services to its customers.

•
Contribution Agreement (the "Company Contribution Agreement") dated December 30, 2009 between CP Technologies and the Company.  Under the Company Contribution Agreement, the Company contributed 1,000,000 shares of its Series D Convertible Preferred Stock (the "Series D Convertible Preferred Stock") and warrants to purchase 65,100,917 shares of Class B Common Stock of the Company at an exercise price of $0.001 per share (the "Warrants").  On March 31, 2010 the Company's shareholders approved a 1-for-10 reverse stock split of the Company's Common Stock, with the result that the Warrants became exercisable for 6,510,092 shares of Class B Common Stock at an exercise price of $0.01 per share.  In exchange for that contribution, CP Technologies issued Units representing a 50% ownership interest in CP Technologies to the Company.  The Warrants were exercised in full on April 2, 2010 by Aequitas Holdings, LLC ("Aequitas Holdings") as the assignee of CarePayment, LLC.  Aequitas Holdings is an affiliate of CarePayment, LLC.

•
Servicing Agreement (the "Servicing Agreement") dated December 31, 2009 between CP Technologies and CarePayment, LLC.  Under the Servicing Agreement, CarePayment, LLC grants CP Technologies the exclusive right to collect, administer and service all Receivables purchased or controlled by CarePayment, LLC.  CarePayment, LLC also appoints CP Technologies as a non-exclusive originator of Receivables purchased or controlled by CarePayment, LLC, including negotiating with hospitals on behalf of CarePayment, LLC with respect to such services.  The term of the Servicing Agreement ends on December 31, 2034.

•
Royalty Agreement ("Royalty Agreement") dated December 31, 2009 between CP Technologies and Aequitas.  Under the Royalty Agreement, CP Technologies pays Aequitas a royalty based on new products (the "Products") developed by CP Technologies or co-developed by CP Technologies and Aequitas or its affiliates and that are based on or use the Software.  The royalty is equal to (i) 1.0% of the net revenue received by CP Technologies and generated by the Products that utilize funding provided by Aequitas or its affiliates and (ii) 7.0% of the face amount, or such other percentage as the parties may agree, of receivables serviced by CP Technologies that do not utilize such funding.

•
Trademark License Agreement ("Trademark License") dated December 31, 2009 between CP Technologies and Aequitas Holdings.  Under the Trademark License, CP Technologies grants the non-exclusive use of the CarePayment® name and service mark to Aequitas Holdings and its affiliates.  Aequitas Holdings may also sublicense the use of the CarePayment® name and trademark to its business partners that are involved in the marketing and sale of Aequitas Holdings’ products or joint products with those business partners.

•
Administrative Services Agreement dated December 31, 2009 (the "Administrative Services Agreement") between Aequitas and CP Technologies.  Aequitas provides CP Technologies management support services such as accounting, financial services, human resources and information technology services.  The total fee for the services is approximately $65,100 per month.  The fees will increase by 3% on January 1 of each year, beginning January 1, 2011.  Either party may change the services (including terminating a particular service) upon 180 days prior written notice to the other party, and the Administrative Services Agreement is terminable by either party on 180 days notice.

•
Redemption Agreement dated December 31, 2009 between CP Technologies and Aequitas (the "Aequitas Redemption Agreement").  Under the Aequitas Redemption Agreement, CP Technologies redeemed all but half of one Unit of CP Technologies held by Aequitas in CP Technologies in exchange for 600,000 shares of Series D Convertible Preferred Stock of the Company.

•
Redemption Agreement dated December 31, 2009 between CP Technologies and CarePayment, LLC (the "CarePayment Redemption Agreement").  Under the CarePayment Redemption Agreement, CP Technologies redeemed all but half of one Unit of CP Technologies held by CarePayment, LLC in CP Technologies for 400,000 shares of Series D Convertible Preferred Stock of the Company and the Warrants.

•
Sublease Agreement ("Sublease") dated December 31, 2009 between CP Technologies and Aequitas.  CP Technologies leases certain office space and personal property from Aequitas pursuant to the Sublease.  The rent for the real property is $12,424 per month, and will increase by 3% each year beginning January 1, 2011.  The rent for the personal property is $6,262 per month, and CP Technologies also pays all personal property taxes related to the personal property it uses under the Sublease.  The term of the Sublease ends on October 31, 2014.

•
First Amendment to the Third Amended and Restated Promissory Note (the "Note Amendment") dated December 31, 2009 between the Company and MH Financial Associates, LLC ("MH Financial").  Under the terms of the Note Amendment, MH Financial agreed to extend the maturity date of the Third Amended and Restated Promissory Note (the "Note") to December 31, 2011.  In addition, the interest rate on the principal amounts outstanding under the Note will be decreased from 20% to 8% per annum after the Company makes a $400,000 payment of principal under the Note.  The Note, as amended by the Note Amendment, continues to be secured by substantially all of the assets of the Company.

•
First Amendment to Multiple Advance Promissory Note (the "Amended Aequitas Note") dated December 31, 2009 among the Company, Moore Electronics, Inc. and Aequitas.  Under the Amended Aequitas Note, the maximum principal amount the Company may borrow is increased to $360,000, and the maturity date is extended to March 31, 2010.  The Amended Aequitas Note was further amended on March 31, 2010 to extend the maturity date to September 30, 2010.

•
Investor Rights Agreement ("Investor Rights Agreement") dated December 31, 2009 among the Company, Aequitas and CarePayment, LLC.  Under the Investor Rights Agreement, the Company agrees that, as long as Aequitas and CarePayment, LLC (or their affiliates) own securities in the Company, the Company will pay all expenses incurred by Aequitas and CarePayment, LLC in connection with the preparation and filing with the Securities and Exchange Commission of reports or other documents related to the Company or any securities owned by Aequitas and CarePayment, LLC in the Company.  In addition, if the Company fails to redeem the Series D Convertible Preferred Stock by January 31, 2013 in accordance with Section 4.1(b) of the Amended and Restated Certificate of Designation for the Series D Convertible Preferred Stock, (i) Aequitas or its assignee will have the right to exchange all of its shares of Series D Convertible Preferred Stock for 55.5 Units of CP Technologies to Aequitas, and CarePayment, LLC or its assignee will have the right to exchange all of its shares of Series D Convertible Preferred Stock for 42.5 Units.  On April 1, 2010 Aequitas CarePayment Founders Fund, LLC ("Founders Fund") acquired all of the shares of Series D Convertible Preferred Stock originally issued to Aequitas and CarePayment, LLC.  As a result, Founders Fund succeeded to the rights of Aequitas and CarePayment, LLC under the Investor Rights Agreement and could become the owner of 99% of CP Technologies.  Founders Fund purchased an additional 200,000 shares of Series D Convertible Preferred Stock from the Company on April 15, 2010 for aggregate consideration of $2,000,000, which was paid pursuant to the terms of a promissory note.

Founders Fund is an affiliate of Aequitas Holdings, the parent of Aequitas, one of the Company's largest shareholders and the holder of approximately 95% of the voting interests of the Company.  One of the Company's board members, Mr. Brian A. Oliver, is an affiliate of Aequitas Holdings.

Dependence on Major Customers

The Company's subsidiary, CP Technologies, has an agreement with CarePayment, LLC pursuant to which CP Technologies has the exclusive right to collect, administer and service all Receivables purchased or controlled by CarePayment, LLC.  The Company is dependent on its relationship with CarePayment, LLC.

Patents and Intellectual Property

The Company uses the CarePayment® proprietary accounting software system to collect hospital receivables.  The Company had no patents or patent applications pending as of the date of this filing.

The Company currently owns the trademark "MICROHELIX" that is listed on the principal register of the United States Patent and Trademark Office.  Effective with the agreements entered into on December 30, 2009, CP Technologies owns the trademark, "CarePayment®," the service mark "CarePayment.com" and the Internet domain name CarePayment.com.

The Company's intellectual property also includes common law trademarks, service marks and trade names.

Employees

The Company had 21 full-time employees and no part-time employees in the United States as of March 31, 2010.

Where You Can Find More Information

On June 11, 2007, the Company filed a Form 15 with the Securities and Exchange Commission (the "SEC") terminating its registration under Section 12(g) of the Exchange Act, and suspended its duty to file reports under Sections 13 and 15(d) of the Exchange Act.  On March 25, 2009, the Company voluntarily filed its annual and quarterly reports for 2007 and quarterly reports for 2008 with the SEC.

The Company is not currently subject to the information requirements of the Exchange Act.  However, the Company voluntarily files annual, quarterly and current reports, proxy statements and other information with the SEC.  You may inspect and copy any document the Company files with the SEC at the SEC's Public Reference Room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549, on official business days from 10:00 a.m. to 3:00 p.m.  You may obtain information on the operation of the SEC's Public Reference Room by calling (800) SEC-0330.  You may also purchase copies of the Company's SEC filings by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.  The Company's  SEC filings are also available on the SEC's website at http://www.sec.gov.

Item 1A.  Risk Factors

We are subject to various risks that could have a negative effect on the Company and its financial condition, including without limitation the following:

We are dependent on the performance of a single subsidiary and line of business.

The Company's only operating assets are held by its subsidiary, CP Technologies, which itself has only one line of business.  We have no significant assets or financial resources other than CP Technologies.  Our activities for the foreseeable future will be limited to servicing Receivables, with CarePayment, LLC being our only direct customer.  Our inability to diversify our activities into a number of areas may subject us to economic fluctuations related to the business of CarePayment, LLC and therefore increase the risks associated with our operations.

The Company has a limited operating history in its current business.

Prior to January 1, 2010, the Company had never operated a receivables servicing business. Our business plan must be considered in light of the risks, expenses and problems frequently encountered by companies in their early stages of development.  Specifically, such risks include a failure to anticipate and adapt to a developing market and an inability to attract, retain and motivate qualified personnel.  There can be no assurance that the Company will be successful in addressing such risks.  To the extent that we are not successful in addressing these risks, our business, results of operations and financial condition will be materially and adversely affected.  There can be no assurance that the Company will ever achieve or sustain profitability.

The provision of receivables servicing is a new business for the Company.  We have no experience in such a business.  Although we hired certain employees from Aequitas who have previously provided such services to CarePayment, LLC, there is no assurance that we will be able to provide satisfactory services to CarePayment, LLC through such employees, or such other employees or contractors as we may retain.

A deterioration in the economic or inflationary environment in the United States may have a material adverse effect on us.

The Company's performance may be affected by economic or inflationary conditions in the United States.  If the United States economy deteriorates or if there is a significant rise in inflation, personal bankruptcy filings may increase, and the ability of hospital customers to pay their debts could be adversely affected.  While the risk of patient defaults are managed through the recourse agreement with the hospital, the economics of the CarePayment® program to these hospitals will alter if higher than expected recourse levels occur.  Additionally, a difficult economy may impact the overall profitability and viability of hospital clients.  This may in turn materially adversely impact us.

The recent financial turmoil affecting the banking system and financial markets and the possibility that financial institutions may consolidate, go out of business or be taken over by the federal government have resulted in a tightening in credit markets.  These and other economic factors could have a material adverse effect on us.

Adequate financing may not be available when needed.

Additional sources of funding will be required for us to continue operations.  There is no assurance that the Company can raise working capital or that any capital will be available to the Company at all.  Failure to obtain financing when needed could result in curtailing operations, acquisitions or mergers and investors could lose some or all of their investment.  CarePayment, LLC's ability to acquire Receivables for us to service depends on its ability to acquire adequate funding sources.  The inability of CarePayment, LLC to acquire a sufficient amount of Receivables for us to service would have a material adverse effect on us.

We may be unable to manage growth adequately.

The implementation of our business plan requires an effective planning and management process. We anticipate significant growth and will need to continually improve our financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage our personnel.  There can be no assurance that our systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully implement our business plan.

The Company has many conflicts of interest.

Most of the Company's agreements are with affiliates.  Although we believe that the terms and conditions of the agreements with such parties are fair and reasonable to the Company, such terms and conditions may not be as favorable to us as those that could be obtained from independent third parties.  In addition, the Company's officers and directors participate in other competing business ventures.

There is no public market for our securities.

There is currently no active public market for the Company's securities.  No predictions can be made as to whether a trading market will ever develop for any of the Company's securities.  The sale of Company securities is not being registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and such securities may not be resold or otherwise transferred unless they are subsequently registered under the Securities Act and applicable state laws, or unless exemptions from registration are available.  Accordingly, investors may not be able to readily liquidate their investment in any of the Company's securities.

Rule 144 is not available for the resale of Company securities.

The Company has been a "shell company" as defined in the Securities Act.  Therefore, Rule 144 will not be available for the resale of Company securities until the following conditions are met:

•	The Company must be subject to the reporting requirements of section 13 or 15(d) of the Exchange Act.

•
The Company must have filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Form 8-K reports; and one year must have elapsed since the Company has filed current "Form 10 information" with the SEC reflecting its status as an entity that is no longer a shell company.

The Company has not yet satisfied the above conditions, and there can be no assurance that the Company will ever satisfy the above conditions.  The unavailability of Rule 144 may prevent an investor from readily liquidating its investment in the Company's securities.

The Company does not intend to pay dividends on Common Stock in the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of the Company, and we do not anticipate paying any cash dividends on any of our Class A Common Stock or Class B Common Stock.  Any future determination to pay dividends will be at the discretion of our Board of Directors and will be dependent on then-existing conditions, including the Company's financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that the Board of Directors considers relevant.

Disruptions in service or damages to our data center or operations center, or other software or systems failures, could adversely affect our business.

The Company's data center and operations center are essential to our business.  Our operations depend on our ability to maintain and protect our computer systems.  We intend to conduct business continuity planning and maintain insurance against fires, floods, other natural disasters and general business interruptions to mitigate the adverse effects of a disruption, relocation or change in operating environment at our offices. However, our planning and insurance coverage may not be adequate in any particular case. The occurrence of any of these events could result in interruptions, could impair or prohibit our ability to provide services and materially adversely impact us.

In addition, despite the implementation of security measures, the Company's infrastructure, data center and systems, including the internet and related systems, are vulnerable to physical break-ins, hackers, improper employee or contractor access, computer viruses, programming errors, denial-of-service attacks, terrorist attacks or other attacks by third parties or similar disruptive problems. Any of these can cause system failure, including network, software or hardware failure, which can result in service disruptions or increased response time for our products and services. As a result, the Company may be required to expend significant capital and other resources to protect against security breaches and hackers or to alleviate problems caused by such breaches.

We also rely on a limited number of suppliers to provide us with a variety of products and services, including telecommunications and data processing services necessary for operations and software developers for the development and maintenance of certain software products we use to provide solutions.  If these suppliers do not fulfill their contractual obligations or choose to discontinue their products or services, our business and operations could be disrupted, our brand and reputation could be harmed and we could be materially and adversely affected.

We may be unable to protect our intellectual property.

We rely, and expect to continue to rely, on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect our technology. We do not currently have any issued patents or registered copyrights, and have only one registered trademark.  There can be no assurance that the steps we have taken will be adequate to prevent misappropriation of our technology or other proprietary rights, or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.  To the extent we become involved in litigation to enforce or defend our intellectual property rights, such litigation can be a lengthy and costly process causing diversion of our effort, resources and management with no guarantee of success.

We face significant competition for our services.

The markets for our services are intensely competitive, continually evolving and, in some cases, subject to rapid technological change.  We face competition from many servicing and collections companies and other technology companies within segments of the revenue and payment cycle markets. Most of our competition is significantly larger and has greater financial resources than we do.  We may not be able to compete successfully with these companies, and these or other competitors may commercialize products, services or technologies that render our services obsolete or less marketable.

Some hospitals perform the services we offer for themselves.

Some hospitals perform the services we offer for themselves, or plan to do so, or belong to alliances that perform such services, or plan to do so.  The ability of hospitals to replicate our services may adversely affect the terms and conditions the Company is able to negotiate in agreements with hospitals, or may prevent the Company from negotiating any such agreements.

Recent developments in the healthcare industry could adversely affect our business.

National healthcare reform legislation was signed into law on March 23, 2010.  This reform legislation attempts to address the issues of increasing access to and affordability of healthcare, increasing effectiveness of care, reducing inefficiencies and costs, emphasizing preventive care, and enhancing the fiscal sustainability of the federal healthcare programs.  It is not yet clear how this reform legislation may affect the services provided by the Company.  In addition, there are currently numerous federal, state and private initiatives and studies seeking ways to increase the use of information technology in healthcare as a means of improving care and reducing costs. These initiatives may result in additional or costly legal and regulatory requirements that are applicable to us and our customers, may encourage more companies to enter our markets, and may provide advantages to our competitors.  Any such legislation or initiatives, whether private or governmental, may result in a reduction of expenditures by the customers or potential customers of the hospitals serviced by the Company, which could have a material adverse effect on us. We cannot predict what healthcare initiatives, if any, will be enacted and implemented, or the effect any future legislation or regulation will have on us.

Even if general expenditures by industry constituents remain the same or increase, other developments in the healthcare industry may result in reduced spending on the Company's services or in some or all of the specific markets we serve or are planning to serve. In addition, expectations regarding pending or potential industry developments may also affect the budgeting processes of the hospitals serviced by the Company and spending plans with respect to the types of products and services the Company provides.

The healthcare industry has changed significantly in recent years, and the Company expects that significant changes will continue to occur.  The timing and impact of developments in the healthcare industry are difficult to predict.  There can be no assurance that the markets for the services provided by the Company will continue to exist at current levels or that we will have adequate technical, financial and marketing resources to react to changes in those markets.

We face potential liability concerning disclosure of health-related information.

The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") required the United States Department of Health and Human Services to adopt standards to protect the privacy and security of individually identifiable health-related information. The department released final regulations containing privacy standards in December 2000 and published revisions to the final regulations in August 2002. The privacy regulations extensively regulate the use and disclosure of individually identifiable health-related information. The regulations also provide patients with significant new rights related to understanding and controlling how their health information is used or disclosed.

The Company may come into contact with protected health-related information.

Although we will take measures to ensure that we comply with all applicable laws and regulations, including HIPAA, if there is a breach, we may be subject to various penalties and damages and may be required to incur costs to mitigate the impact of the breach on affected individuals.

We face potential liability related to our handling and storage of personal consumer information.

The privacy of consumers’ personal information is protected by various federal and state laws.  Any penetration of our network security or other misappropriation of consumers' personal information could subject us to liability.  Other potential misuses of personal information, such as for unauthorized marketing purposes, could also result in claims against us. These claims could result in litigation. In addition, the Federal Trade Commission and several states have investigated the use by certain internet companies of personal information. We could incur unanticipated expenses, especially in connection with our settlement database, if and when new regulations regarding the use of personal information are enacted.

Changes in governmental laws and regulations could increase our costs and liabilities or impact our operations.

Changes in laws and regulations and the manner in which they are interpreted or applied may alter our business environment. This could affect our results of operations or increase our liabilities. These negative impacts could result from changes in collection laws, laws related to credit reporting or consumer bankruptcy, accounting standards, taxation requirements, employment laws and communications laws, among others.  We may become subject to additional liabilities in the future resulting from changes in laws and regulations that could result in a material adverse effect on us.

We are subject to examinations and challenges by tax authorities.

Our industry is relatively new and unique and, as a result, there is not a set of well defined laws, regulations or case law for us to follow that match our particular facts and circumstances for some tax positions. Therefore, certain tax positions we take are based on industry practice, tax advice and drawing similarities of our facts and circumstances to those in case law relating to other industries. These tax positions may relate to tax compliance, sales and use, franchise, gross receipts, payroll, property and income tax issues, including tax base and apportionment. Challenges made by tax authorities to our application of tax rules may result in adjustments to the timing or amount of taxable income or deductions or the allocation of income among tax jurisdictions and in inconsistent positions between different jurisdictions on similar matters. If any such challenges are made and are not resolved in our favor, they could have a material adverse effect on us.

We are dependent on key personnel and the loss of one or more of our senior management team could have a material adverse effect on us.

Our business strongly depends upon the services and management experience of our senior management team.  If any of our executive officers resign or otherwise are unable to serve, our management expertise and our ability to effectively execute our business strategy could be diminished.

We may not be able to hire and retain enough sufficiently trained employees to support our operations, and/or we may experience high rates of personnel turnover.

Our industry is very labor-intensive, and companies in our industry typically experience a high rate of employee turnover.  We will not be able to service our clients' receivables effectively, continue our growth or operate profitably if we cannot hire and retain qualified personnel.  Further, high turnover rate among our employees could increase our recruiting and training costs and may limit the number of experienced personnel available to service our receivables.

The Company may not be able to successfully anticipate, invest in or adopt technological advances within our industry.

The Company's business relies on computer and telecommunications technologies, and our ability to integrate new technologies into our business is essential to our competitive position and our success.  We may not be successful in anticipating, managing, or adopting technological changes on a timely basis.  Computer and telecommunications technologies are evolving rapidly and are characterized by short product life cycles.  While we believe that our existing information systems are sufficient to meet our current and foreseeable demands and continued expansion, our future growth may require additional investment in these systems.  We depend on having the capital resources necessary to invest in new technologies to service receivables.  There can be no assurance that we will have adequate capital resources available.  We may not be able to anticipate, manage or adopt technological advances within our industry, which could result in our services becoming obsolete and no longer in demand.

Item 2.  Financial Information

All of the references to share and per share data below have been retroactively restated to reflect the reverse stock split for all periods presented due to the 1 for 15 reverse stock split approved by the Company's shareholders at a special meeting of shareholders on March 19, 2008 and the 1 for 10 reverse stock split approved by the Company's shareholders at the annual meeting of shareholders on March 31, 2010.  References to Common Stock have also been retroactively restated to reflect the conversion of the Company's Common Stock into Class A Common Stock, as approved by the Company's shareholders at the annual meeting of shareholders on March 31, 2010.

Overview

CarePayment was organized as an Oregon corporation in 1991.  Until September 28, 2007, when it suspended manufacturing operations and concluded the disposition of its assets to its secured creditors, the Company was a manufacturer of custom cable assemblies and mechanical assemblies for the medical and commercial original equipment manufacturer (OEM) markets.  Continuing deterioration of its financial condition during April and May 2007 caused it to voluntarily surrender its assets to its secured creditors on May 31, 2007 and wind up its affairs.  In connection with the windup, the Company stopped paying its unsecured creditors for goods and services provided prior to May 21, 2007.  The Company and its wholly owned subsidiary, Moore, operated for the benefit of the secured creditors until September 2007, at which time they ceased manufacturing operations and the Company became a shell company.  As a result of the transactions described below, effective January 1, 2010, the Company is no longer considered a shell company.

Effective December 30 and 31, 2009, the Company entered into agreements pursuant to which it, with Aequitas and CarePayment, LLC, formed a limited liability company, CP Technologies, that acquired the right s to a proprietary hospital patient finance card product, CarePayment®, that had been developed by Aequitas.  These rights included ownership of the CarePayment® brand, exclusive rights to administer,  to service and collect consumer receivables generated by hospitals on a recourse basis with regard to the Receivables, under the CarePayment® name, together with certain software that is used to perform those services.  CP Technologies then redeemed all but half of one Unit held by each of the other two parties, with the result that CarePayment now owns 99% of CP Technologies.  Thus, operations of the Company with these business assets commenced  January 1, 2010.

Critical Accounting Policies and Estimates

The discussion and analysis of the Company’s financial condition and results of operations is based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  Because Moore continued to operate during the windup period, management continued to evaluate its estimates for Moore on a going concern basis that assumed continued operations, including those related to product returns, bad debts, inventories, prepaid expenses, intangible assets, income taxes, warranty obligations and other contingencies.  The Company's MicroCoax Assembly Division’s assets were evaluated for impairment and the value of its remaining assets was adjusted to $17,000, which is the value the Company received from the sale of the MicroCoax assets to an unrelated third party on July 12, 2007.  The Company based the estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which formed the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  The Company believes the following critical accounting policy and related judgments and estimates affect the preparation of the Company's consolidated financial statements.

Revenue Recognition—The Company had no revenues for the years ended December 31, 2009 and 2008.  Beginning January 1, 2010, the Company will recognize revenue in conjunction with a servicing agreement with CarePayment, LLC.  CarePayment, LLC will pay the Company a servicing fee based on an amount equal to 5%  annually of total funded receivables being serviced, an origination fee equal to 6% of the original balance of newly generated funded receivables, and a "back end fee" based on 25% of CarePayment, LLC's quarterly net income, adjusted for certain items.  CarePayment, LLC will pay the Company an additional servicing fee equal to CP Technologies’ actual monthly losses for the first quarter of 2010 and equal to 50% of actual monthly losses for the second quarter of 2010.

Results of Operations

Year ended December 31, 2009 compared with year ended December 31, 2008

The Company had no business activity during 2009 or 2008.  See Item 1 – Overview.

Total operating expenses, which included only general and administrative expenses, were $403,300 in 2009, compared to $4,061,564 in 2008.  The decrease was due primarily to warrants issued for financial advisory services during 2008 that were not repeated in 2009.

Net other expense for 2009 was $513,620 compared to net other expense of $351,715 for 2008.  The difference was due to net other expense in 2009 being comprised exclusively of interest and debt financing costs, whereas 2008 reflected income associated with debt forgiveness and change in the warrant valuation offset by the higher amortization of note discount, loan restructuring expenses and higher interest rates which became effective in 2008.

Net loss for 2009 was $916,920 compared to a net loss of $4,413,279 in 2008.

Liquidity and Capital Resources

As of December 31, 2009, the Company had $69,097 of cash. Cash used in operating activities during 2009 was $241,010 compared to cash used in operating activities of $291,907 during 2008.

For the year ended December 31, 2009 the Company had cash provided by financing activities of $211,674 as compared to $384,543 for the year ended December 31, 2008.  The primary source of cash from financing activities for the years ended December 31, 2009 and 2008 were advances on notes payable from the Company’s secured creditors.

The following description of the Company's principal debt at December 31, 2009 should be read in the context of the foregoing paragraph.

On June 27, 2008 the Company refinanced a promissory note from MH Financial by issuing a note payable (the "Note") to MH Financial in the amount of $977,743.  The loan amount included $477,743 that was owed to MH Financial as of June 27, 2008 and an additional loan of up to $500,000.  MH Financial loaned the Company $200,000 on June 27, 2008, $100,000 on December 31, 2008, $100,000 on February 27, 2009, and $100,000 on November 6, 2009.   Effective as of the date of this refinance, interest accrued on the outstanding principal balance of the loan at a rate of 20% per annum.  The original due date of the loan was December 27, 2008 and, as a condition of the December 31, 2008 advance, the due date was extended to December 27, 2009.  On December 31, 2009, the Company was granted a note extension to December 31, 2011.  Under the terms of this note amendment, MH Financial agreed to extend the maturity date of the Note to December 31, 2011.  In addition, the interest rate on the principal amounts outstanding under the Note will be decreased from 20% to 8% per annum after the Company makes a $400,000 payment of principal under the Note.  The Note continues to be secured by substantially all the assets of the Company.  Unless otherwise agreed or required by applicable law, payments will be applied first to expenses for which the Company is liable hereunder (including unpaid collection costs and late charges), next to accrued and unpaid interest, and the balance to principal.  In addition, the outstanding principal balance and all accrued and unpaid interest will be due and payable in the event of (x) a sale of all or substantially all of the assets of the Company, or (y) the transfer of ownership or beneficial interest, by merger or otherwise, of 50% or more of the stock of the Company.

As an additional consideration for the initial disbursement on June 30, 2008, the Company also issued warrants to purchase 746,667 shares of Class A Common Stock at $0.001 per share to MH Financial.  MH Financial has assigned these warrants to certain of its investors as follows: (i) Aequitas Catalyst  Fund, LLC: warrants to purchase 116,661 shares; (ii) Thurman Holdings 1, Limited Partnership: warrants to purchase 282,287 shares; (iii) NTC & Co. fbo Robert J. Jesenik: warrants to purchase 7,330 shares and (iv) CTK Capital Corporation, a corporation controlled by James M. Williams, former Chairman of the Company’s Board of Directors: warrants to purchase 33,239 shares.  These warrants were exercised on the dates noted below.

As additional consideration for the $100,000 advance on December 31, 2008, the Company issued warrants to purchase 106,667 shares of Class A Common Stock at $0.01 per share.

As additional consideration for the $100,000 advance on February 27, 2009, the Company issued warrants to purchase 106,667 shares of Class A Common Stock at $0.01 per share.

As additional consideration for the $100,000 advance on November 6, 2009, the Company issued warrants to purchase 106,667 shares of Class A Common Stock at $0.01 per share.

All of the above referenced warrants were exercised on December 30, 2009, except for the warrants in favor of NTC & Co. fbo Robert J. Jesenik, which were exercised on March 11, 2010.

In all of the above cases, warrants to purchase Common Stock were issued in reliance on Regulation D promulgated under the Securities Act, and we obtained representations from the investors as to their status as "accredited investors" as that term is defined in Regulation D.

On December 31, 2008, the Company entered into a multiple advance promissory note payable to Aequitas.   The note is a multiple advance note, with a maximum advance amount of $360,000.  Effective December 31, 2009, there will be no additional advances made under the note and the note was amended and was modified to reflect modified payment and maturity date information.  The maturity date was further extended on March 31, 2010 to be September 30, 2010.  Under these modified terms all amounts outstanding under this note are due and payable on the earliest of the following:  (a) September 30, 2010; (b) the closing of a loan or other financing provided to the Company by a senior lender or other source in an amount sufficient to pay off this note; (c) the closing of a private investment in public equity financing and/or any other financing event with gross proceeds to the Company in excess of $1,000,000 (each of (a) through (c) is individually the "Maturity Date"); provided, however, that after the occurrence of an Event of Default, the outstanding principal and all accrued interest will be payable on demand.  Unless otherwise agreed or required by applicable law, payments will be applied first to expenses for which the Company is liable hereunder (including unpaid collection costs and late charges), next to accrued and unpaid interest, and the balance to principal.  In addition, the outstanding principal balance and all accrued and unpaid interest will be due and payable in the event of (x) a sale of all or substantially all of the assets of the Company, or (y) the transfer of ownership or beneficial interest, by merger or otherwise, of 50% or more of the stock of the Company.

On January 15, 2010, the Company entered into agreements pursuant to which it could borrow up to a maximum of $500,000 from Aequitas Commercial Finance, LLC ("ACF").  Through March 31, 2010, the Company was advanced $31,000 on January 14, 2010, which  advance was repaid on February 12, 2010.  As of March 31, 2010, there are no outstanding advances under these agreements with ACF.

On April 2, 2010, the Company issued 6,510,092 shares of its Class B Common Stock upon exercise of a warrant, at an exercise price of $0.01 per share, for an aggregate consideration of $65,101.

Effective April 15, 2010, the Company sold 200,000 shares of its Series D Convertible Preferred Stock to Founders Fund for aggregate consideration of $2,000,000, which was paid pursuant to the terms of a promissory note (the "Purchase Note").  The $2,000,000 payable under the Purchase Note accrues interest at 5% per annum, and is due in full on or before April 15, 2011.  In connection with the sale of the Series D Convertible Preferred Stock to Founders Fund, and for no additional consideration, the Company issued a warrant to Founders Fund to purchase up to 1,200,000 shares of the Company's Class A Common Stock at an exercise price of $0.001 per share.  The Warrant expires on April 15, 2015.

Off Balance Sheet Arrangements

The Company and its subsidiaries lease office space and personal property used in their operations from Aequitas, an affiliate.  At December 31, 2009, the Company's aggregate future minimum payments for operating leases having initial or non-cancelable lease terms greater than one year are payable as follows:

Year	Required Minimum Payment
2010	$224,000
2011	$229,000
2012	$233,000
2013	$238,000
2014	$202,000

For the years ended December 31, 2009 and 2008, the Company incurred rent expense of $60,000 during each year.

Recent Accounting Developments

The Company has adopted the Financial Accounting Standards Board (the "FASB") Accounting Standards Codification (the "Codification"), which is now the single source of authoritative U.S. generally accepted accounting principles ("GAAP") recognized by the FASB. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All other accounting literature not included in the Codification is nonauthoritative. The adoption of the Codification had no impact on the Company's Consolidated Financial Statements.

In June 2009, the FASB issued a standard that requires an enterprise to perform a qualitative analysis to determine whether its variable interests give it a controlling financial interest in a Variable Interest Entity ("VIE"). Under the standard, an enterprise has a controlling financial interest when it has (a) the power to direct the activities of a VIE that most significantly impact the entity's economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. An enterprise that holds a controlling financial interest is deemed to be the primary beneficiary and is required to consolidate the VIE. This standard is effective beginning in the first quarter of 2010. In February 2010, the FASB deferred this standard for certain entities that apply the specialized accounting guidance for investment companies or that have the attributes of investment companies. The Company is currently evaluating the potential impact that this standard may have on its Consolidated Financial Statements.

In June 2009, the FASB issued a standard that eliminates the concept of a qualifying special-purpose entity ("QSPE"), changes the requirements for derecognizing financial assets, and requires additional disclosures to enhance information reported to users of financial statements by providing greater transparency about transfers of financial assets, including securitization transactions, and an entity's continuing involvement in and exposure to the risks related to transferred financial assets. The standard also clarifies the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. The standard is effective beginning in 2010. The Company does not expect this standard to have a material impact on its Consolidated Financial Statements.

In September 2009, the FASB issued a standard regarding fair value measurements and disclosures for alternative investments in certain entities that calculate net asset value per share (or its equivalent). This standard permits, but does not require, the Company to measure the fair value of an alternative investment on the basis of the net asset value per share if the net asset value of the investment is calculated in a manner consistent with established measurement principles as of its measurement date. This standard is effective beginning in 2010. The Company does not expect this standard to have a material impact on its Consolidated Financial Statements.

Item 3.  Properties

The information contained in Item 2 of the Company's Form 10-K for the year ended December 31, 2009 is incorporated herein by reference.

Item 4.  Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth information, as of April 20, 2010, with respect to the beneficial ownership of the Class A Common Stock of the Company by:  (i) each shareholder known by us to be the beneficial owner of more than 5% of the Class A Common Stock; (ii) each of our directors; (iii) our President and Chief Financial Officer and our other executive officers; and (iv) all executive officers and directors as a group.  Unless otherwise indicated, the address of each person listed below is: c/o CarePayment Technologies, Inc., 5300 Meadows Road, Suite 400, Lake Oswego, OR  97035.  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of Class A Common Stock issuable on exercise of currently exercisable or convertible securities or securities exercisable or convertible within 60 days of April 20, 2010 are deemed beneficially owned and outstanding for purposes of computing the percentage owned by the person holding such securities, but are not considered outstanding for purposes of computing the percentage of any other person.  Unless otherwise noted, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite that shareholder's name.  The Company's Class B Common Stock is identical to its Class A Common Stock except that Class A Common Stock is entitled to one vote per share and Class B Common Stock is entitled to 10 votes per share on each matter submitted to a vote of the Company's shareholders.  The share numbers identified in the following table reflect the effects of the 1 for 15 reverse stock split approved by the Company's shareholders on March 19, 2008 and the 1 for 10 reverse stock split approved by the Company's shareholders on March 31, 2010.

Name of Beneficial Owner	Class A Common Stock Beneficially Owned	Percent of Class
Aequitas Holdings, LLC	6,510,092(1)	82.4%
Aequitas CarePayment Founders Fund, LLC	1,200,000(2)	46.3%
Aequitas Catalyst Fund, LLC	462,603	33.3%
MH Financial Associates, LLC	384,380	27.6%
Thurman Holdings I, Limited Partnership	297,620	21.4%
James T. Quist	232,893(3)	14.3%
Aequitas Capital Management Inc.	106,667	7.7%
Scott Johnson	29,450(4)	2.1%
Brian A. Oliver	0	*
Patricia J. Brown	0	*
Directors and Executive Officers as a Group (4 Persons)	262,343	15.8%

(1) Includes 6,510,092 shares of Class B Common Stock, with each share convertible into one share of Class A Common Stock.
(2) Includes 1,200,000 shares of Series D Convertible Preferred Stock, with each share convertible into one share of Class A Common Stock.
(3) Includes 232,893 stock options currently exercisable by Mr. Quist.
(4) Includes 29,450 stock options currently exercisable by Mr. Johnson.
* Less than 1%.

There are no known arrangements the operation of which may at a subsequent date result in a change in control of the Company.

Item 5.  Directors and Executive Officers

The following table sets forth the names of the directors and key employees of the Company.  Also set forth is certain information with respect to each such person's age at April 20, 2010, principal occupation or employment during at least the past five years, the periods during which he or she has served as a director of the Company and positions currently held with the Company.

Name	Age	Position
James T. Quist	61	Chairman, President and Chief Executive Officer
Brian A. Oliver	45	Director and Secretary
Patricia J. Brown	51	Chief Financial Officer
Scott Johnson	41	Vice President of Sales

James T. Quist is currently the Executive Chairman and President and Chief Executive Officer of the Company.  Mr. Quist joined the Company on December 30, 2009.  Prior to that, he founded MedeFinance in 2001, as a successor company to two healthcare technology companies he founded starting in 1994. These companies provided electronic claims transaction processing and revenue cycle services that leveraged technology to create operational efficiency.  He presently serves in consulting roles for several start-up technology companies and healthcare service organizations.  Mr. Quist attended the University of Washington and served in the U.S. Merchant Marines.

Brian A. Oliver was appointed Secretary of the Company on December 30, 2009.  Mr. Oliver is an Executive Vice President of Aequitas, and spent over 15 years in corporate banking, prior to joining Aequitas in 1997, with particular expertise in financing middle-market companies in a wide variety of industries. His experience includes consulting and refinancing for distressed or high-growth companies; structuring acquisition financing for leveraged management buyouts, real estate transactions, and structuring working capital and equipment loans. He became an Aequitas shareholder in 1999.  Mr. Oliver has a B.S. in Business from Oregon State University with an emphasis in Finance and a minor in Economics. He serves on the boards of both the Austin Entrepreneurship Program at Oregon State University, and Adelante Community Development Corporation, a non-profit organization focused on affordable housing development for the Latino and other low income communities.

Patricia J. Brown was appointed Chief Financial Officer of the Company on December 30, 2009.  Ms. Brown is the Senior Vice President of Finance for Aequitas. Ms. Brown served 12 years with The Standard, most recently as the Vice President of Information Technology.  Prior to The Standard, Ms. Brown spent 11 years at Deloitte & Touche.   She previously was appointed by the Governor of Oregon and served on the Board of the Oregon Public Employees Retirement System for seven years, where her final position was Vice Chair.  Ms. Brown holds a B.S. degree with honors in Business Administration from Oregon State University, she is a Certified Public Accountant, and she is a Fellow of the Life Management Institute.

Scott Johnson was appointed as Vice President of Sales of the Company effective April 15, 2010.  Mr. Johnson has over 18 years of healthcare sales and sales and marketing management experience.  Prior to joining the Company, Mr. Johnson served as Vice President of Sales/Marketing with A-Life Medical.  Prior to A-Life Medical, he held a variety of sales management positions within Philips Medical Systems and Hewlett-Packard’s Healthcare Solutions Group (acquired by Philips Medical Systems in 2001).  At Philips Medical Systems, Mr. Johnson served as Director of Sales of Healthcare Informatics and was responsible for sales of Philips Medical Systems’ market-leading enterprise Radiology IT products.  He also served as Zone Sales Manager for the Ultrasound Systems Group of Hewlett Packard and Philips Medical Systems, where he was responsible for managing sales in the western United States.  Mr. Johnson holds a Bachelor of Arts degree from University of North Texas.

Officers serve at the discretion of the Board of Directors.  There are no family relationships among any of our directors and executive officers.

Item 6.  Executive Compensation

The Company's executive officers received no compensation for their services in 2008 or 2009.  Effective February 10, 2010, the Company entered into an Employment Agreement (the "Employment Agreement") with James T. Quist, the Company's Executive Chairman, President and Chief Executive Officer.  Under the Employment Agreement, the Company agrees to pay Mr. Quist a salary of $325,000 per year (the "Base Salary").  The Base Salary will be reviewed and increased periodically at the Company's option if warranted by the nature, quality and level of services performed by Mr. Quist.  Mr. Quist is also eligible to receive discretionary incentive compensation each year based on the results of financial operations of the Company and the achievement of individual performance objectives established each year by the Company's Compensation Committee.  For calendar year 2010, if the Company delivers budgeted revenue and profit Mr. Quist will be eligible to receive incentive compensation in the amount of 50% of the Base Salary.  Additionally, if budgeted profit is exceeded, Mr. Quist's incentive compensation will be increased by twice the percentage that the Company's profit exceeds the budgeted profit.

The Company pays its Vice President of Sales, Scott Johnson, a monthly salary of $13,750 and provides him with medical and dental benefits, paid time off and reimbursement of business expenses.  Mr. Johnson is also entitled to a bonus of $2,500 for every new customer contract signed and funded, in addition to commissions based on a point system for every customer contract dollar funded.  For example, Mr. Johnson will earn 20 basis points for every dollar funded in months 1-12, 10 basis points in months 13-24, and subsequently his basis points can increase by 5, 10, or 15 basis points depending on the increased percentage of funding from new contracts in the current calendar year compared with the prior year.  Mr. Johnson is also eligible for a quarterly performance bonus.

Option Grants

No options were granted in 2009 to our named executive officers.

Effective February 10, 2010, the Company granted its Executive Chairman and Chief Executive Officer options to purchase up to 698,679 shares of the Company's Class A Common Stock at an exercise price of $0.20 per share.  Options vesting will be on the following schedule:  (1) 1/3 on the date of grant; (2) 1/3 on February 10, 2011; (3) 1/3 on February 10, 2012; and (4) immediate vesting on a change in control event.  Mr. Quist also has the opportunity to participate as a purchaser in future private placements of the Company's equity, at least to the level of Mr. Quist's fully diluted ownership percentage.

Effective February 10, 2010 the Company granted to Scott Johnson, Vice President of Sales for the Company, stock options to purchase up to 88,351 shares of the Company's Common Stock at an exercise price of $0.20 per share.  Options vesting will be on the following schedule:  (1) 1/3 on the date of grant; (2) 1/3 on January 1, 2011; (3) 1/3 on January 1, 2012; and (4) immediate vesting on a change in control event.  The options were granted pursuant to the form of stock option agreement adopted under the Plan.

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

None of our named executive officers held any outstanding stock options at December 31, 2009.  No stock options were exercised by our named executive officers during 2009 or as of the date of this Form 10.

Director Compensation

Outside directors are eligible to be paid a $2,000 annual retainer, $350 for each Board of Directors meeting attended and $200 for each committee meeting attended.  The Chairman of the Board, the Compensation Committee Chair and the Audit Committee Chair each are eligible to be paid an additional $1,000 retainer.  Outside directors are reimbursed for their out-of-pocket expenses incurred on behalf of the Company.  Employee directors do not receive any compensation for serving on the Board of Directors.

Due to the financial condition of the Company, no payments or stock grants were made to the members of the Board of Directors during 2009.

Item 7.  Certain Relationships and Related Transactions, and Director Independence

The information contained in Item 13 of the Company's Form 10-K for the year ended December 31, 2009 is incorporated herein by reference.

Item 8.  Legal Proceedings

The information contained in Item 3 of the Company's Form 10-K for the year ended December 31, 2009 is incorporated herein by reference.

Item 9.  Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

There is no established public trading market for the Company's securities. As of the date of this Registration Statement on Form 10 the Company's Class A Common Stock trades on the "pink sheets" under the symbol CPYT.PK. The table below sets forth for the periods indicated the high and low bid prices for the Common Stock as reported by NASDAQ from January 1, 2008 through December 31, 2009. The prices in the table are the high and low bid prices as reported by NASDAQ, adjusted to reflect the impact of the 1 for 15 reverse stock split of the Company's Common Stock on March 19, 2008 and the Company's 1 for 10 reverse stock split of the Company's Class A Common Stock on March 31, 2010. The prices shown represent interdealer prices without adjustments for retail mark-ups, mark-downs or commissions and consequently may not represent actual transactions.

Class A Common Stock "CPYT.PK"

2009 Fiscal Quarters	High	Low

First Quarter	$1.00	$1.00

Second Quarter	$1.00	$1.00

Third Quarter	$1.00	$0.20

Fourth Quarter	$0.70	$0.15

2008 Fiscal Quarters	High	Low

First Quarter	$3.00	$1.20

Second Quarter	$2.25	$2.25

Third Quarter	$6.00	$1.80

Fourth Quarter	$4.50	$0.02

Holders of shares of Class A Common Stock are entitled to receive such dividends, if any, as may be declared by the Company's Board of Directors out of funds legally available therefor and, upon the Company's liquidation, dissolution or winding up, are entitled to share ratably in all net assets available for distribution to such shareholders. The holders of the Company's Series D Convertible Preferred Stock have superior liquidation rights over the holders of the Class A Common Stock. The Company has not, to date, declared or paid any cash dividends to its Common Stock holders.

Shareholders of Record

As of April 20, 2010, there were approximately 61 shareholders of record of the Company's Class A Common Stock. There is one shareholder of record of the Company's Class B Common Stock and Series D Convertible Preferred Stock.

Securities Authorized for Issuance Under Equity Compensation Plans

Effective February 10, 2010, the Company's Board of Directors adopted the CarePayment Technologies, Inc. 2010 Stock Incentive Plan (the "Plan"). The Plan will be administered by a committee of the Board of Directors, or if the Board of Directors has not appointed a committee, the Board of Directors. The Company's employees and directors are eligible to receive awards under the Plan. The Plan authorizes the award of stock options (which may constitute incentive stock options or non statutory stock options) and restricted stock. The Company is authorized to issue up to 878,339 shares of the Company's Class A Common Stock under the Plan, subject to adjustment as provided in the Plan.

Item 10.  Recent Sales of Unregistered Securities

The following sets forth information regarding securities sold by the Company but not registered under the Securities Act between January 1, 2007 and April 20, 2010.  All share numbers have been retroactively restated to reflect the 1 for 15 reverse stock split on March 18, 2008 and the 1 for 10 reverse stock split on March 31, 2010, as well as the conversion of the Company's Common Stock into Class A Common Stock on March 31, 2010.

1.           On March 12, 2007, the Company issued to MH Financial: (a) the Amended Note; (b) the Note Warrant and (c) the Forbearance Warrant. These securities were issued to an accredited investor in reliance on Regulation D promulgated under the Securities Act of 1933, as amended.

2.           During the three months ended March 31, 2007, the Company issued warrants to its lenders exercisable for 100,751 shares of its Class A Common Stock at an exercise price of $0.13 per share.

3.           As a condition of the February 25, 2009 advance under the MH Financial Loan, the Company issued warrants to Aequitas Catalyst Fund, LLC to purchase 106,667 shares of Class A Common Stock with an exercise price of $0.01 per share. On February 9, 2009 the Company issued 67 shares of Class A Common Stock with a value of $1,001 to a former member of the Company’s Board of Directors.

4.           Effective December 30, 2009, MH Financial converted all of its shares of Series C Preferred Stock into 186,047 shares of Class A Common Stock.

5.           On December 30, 2009, the Company issued 1,000,000 shares of Series D Convertible Preferred Stock and warrants to purchase 6,510,092 shares of Class B Common Stock at an exercise price of $0.01 per share to CP Technologies pursuant to the Company Contribution Agreement described in Item 1 above.  The Company issued 6,510,092 shares of Class B Common Stock on April 2, 2010 pursuant to the exercise of the warrant by its holder, at an exercise price of $0.01 per share, for an aggregate consideration of $65,101.

6.           On December 30, 2009, MH Financial exercised a warrant to purchase 308,486 shares of Class A Common Stock, Aequitas exercised a warrant to purchase 106,667 shares of Class A Common Stock, Aequitas Catalyst Fund, LLC exercised warrants to purchase a total of 436,661 shares of Class A Common Stock, Thurman Holdings I, LP exercised warrants to purchase a total of 282,287 shares of Class A Common Stock, and CTK Capital Corporation exercised a warrant to purchase 33,239 shares of Class A Common Stock.

7.           On March 11, 2010, NTC & Co. fbo Robert J. Jesenik exercised warrants to purchase 7,330 shares of Class A Common Stock at an exercise price of $0.001 per share.

8.           Effective April 15, 2010, the Company sold 200,000 shares of Series D Convertible Preferred Stock to Founders Fund for a purchase price of $10.00 per share, or an aggregate of $2,000,000.  In connection with the sale of the Series D Convertible Preferred Stock, effective April 15, 2010, and for no additional consideration, the Company issued a warrant to Founders Fund to purchase up to 1,200,000 shares of the Company's Class A Common Stock at an exercise price of $0.001 per share.  The warrant expires on April 15, 2015.

The issuance of the Series D Convertible Preferred Stock, the Warrants and the Class A Common Stock upon exercise of warrants described above was exempt from registration under the Securities Act.

Item 11.  Description of Registrant's Securities to be Registered

As of April 20, 2010, there were 1,390,616 shares of Class A Common Stock issued and outstanding held of record by approximately 61 shareholders.  Holders of Class A Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders.  Shareholders do not have rights to cumulate their votes in the election of directors under the Oregon Business Corporation Act (the "OBCA").

Subject to preferences that may be applicable to the holders of outstanding shares of our Series D Convertible Preferred Stock, the holders of Class A Common Stock are entitled to receive such lawful dividends as the Board of Directors may declare from time to time.  In the event we liquidate, dissolve or wind up, and subject to the rights of the holders of outstanding shares of preferred stock, the holders of shares of Class A Common Stock and Class B Common Stock will be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its shareholders.  The Class A and Class B Common Stock are identical except with regard to voting.  Each share of Class A Common Stock is entitled to one vote per share, and each share of Class B Common Stock is entitled to ten votes per share, on all matters submitted to a vote of the Company's shareholders.  There are no redemption or sinking fund provisions applicable to the Class A or Class B Common Stock.  All outstanding shares of Class A and Class B Common Stock are fully paid and nonassessable.

Item 12.  Indemnification of Directors and Officers

The OBCA provides for the indemnification of directors, officers, employees and agents of the corporation under the circumstances as set forth in the Oregon Revised Statutes Sections 60.387-414.  The OBCA permits a corporation to indemnify its agents, typically directors and officers, for expenses incurred or settlements or judgments paid in connection with certain legal proceedings.  Only those legal proceedings arising out of such persons' actions as agents of the corporation may be grounds for indemnification.

Officers and directors that are wholly successful in the defense of a claim are entitled to reimbursement of reasonable expenses.  A corporation may not indemnify an officer or a director unless the conduct in question was undertaken in good faith, in the reasonable belief that the conduct was in, or not opposed to, the best interest of the corporation and, in the case of criminal conduct, without reason to believe that the conduct was unlawful.  A corporation may not indemnify an officer or director in connection with a proceeding by or in the right of the corporation or in connection with any proceeding claiming an improper personal benefit to the officer or director in each case in which the officer or director was held liable.  A court may order indemnification upon the application of an officer or a director. In all other cases, indemnification is permissive.

The Company's Articles of Incorporation and Bylaws authorize the Board of Directors to provide indemnification of our officers, directors and agents to the full extent not prohibited by the OBCA.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 13.  Financial Statements and Supplementary Data

The information contained in Item 8 of the Company's Form 10-K for the year ended December 31, 2009 is incorporated herein by reference.  Such information has not been adjusted to reflect the 1 for 10 reverse stock split approved by the Company's shareholders or the conversion of the Common Stock into Class A Common Stock, both of which occurred on March 31, 2010.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

Item 15.  Financial Statements and Exhibits

The index of the Company's financial statements contained in Item 8 on page 12 of the Company's Form 10-K for the year ended December 31, 2009 is incorporated herein by reference.

Exhibit Number	Description

3.1(1)	Second Amended and Restated Articles of Incorporation of CarePayment Technologies, Inc.

3.2(10)	Amended and Restated Bylaws of CarePayment Technologies, Inc.

10.1(2)	Forms of Warrant dated April 8, 2005 issued by CarePayment Technologies, Inc. to financial advisors

10.2(3)	Form of Warrant dated October 19, 2006 issued by CarePayment Technologies, Inc. to MH Financial Associates, LLC, as amended on March 12, 2007

10.3(3)	Registration Rights Agreement dated October 19, 2006 between CarePayment Technologies, Inc. and MH Financial Associates, LLC, as amended on March 12, 2007

10.4(3)	Form of Warrant dated November 2, 2006 issued by CarePayment Technologies, Inc. to MH Financial Associates, LLC, as amended on March 12, 2007

10.5(4)	Form of Warrant dated March 12, 2007 issued by CarePayment Technologies, Inc. to MH Financial Associates, LLC.

10.6(4)	Forbearance and Waiver Agreement dated March 12, 2007 between CarePayment Technologies, Inc. and MH Financial Associates, LLC

10.7(8)*	Employment Agreement effective February 10, 2010 between CarePayment Technologies, Inc. and James T. Quist

10.8(5)	Warrant to Purchase Shares of Class A Common Stock dated June 27, 2008 between CarePayment Technologies, Inc. and MH Financial Associates, LLC

10.9(5)	Registration Rights Agreement dated June 27, 2008 between CarePayment Technologies, Inc. and MH Financial Associates, LLC

10.10(5)	Loan Modification Agreement dated December 31, 2008 between CarePayment Technologies, Inc and MH Financial Associates, LLC

10.11(6)	Contribution Agreement dated December 30, 2009 between CP Technologies LLC and Aequitas Capital Management, Inc.

10.12(6)	Contribution Agreement dated December 30, 2009 between CP Technologies LLC and CarePayment, LLC

10.13(6)	Contribution Agreement dated December 30, 2009 between CP Technologies LLC and CarePayment Technologies, Inc.

10.14(6)	Servicing Agreement dated December 31, 2009 between CP Technologies LLC and CarePayment, LLC

10.15(6)	Royalty Agreement dated December 31, 2009 between CP Technologies LLC and Aequitas Capital Management, Inc.

10.16(6)	Trademark License Agreement dated December 31, 2009 between CP Technologies LLC and Aequitas Holdings, LLC

10.17(6)	Administrative Services Agreement dated December 31, 2009 between CP Technologies LLC and Aequitas Capital Management, Inc.

10.18(6)	Redemption Agreement dated December 31, 2009 between CP Technologies LLC and Aequitas Capital Management, Inc.

10.19(6)	Redemption Agreement dated December 31, 2009 between CP Technologies LLC and CarePayment, LLC

10.20(6)	Sublease Agreement dated December 31, 2009 between CP Technologies LLC and Aequitas Capital Management, Inc.

10.21(6)	Third Agreement Regarding Amendment of Promissory Note dated December 31, 2008 between CarePayment Technologies, Inc. and MH Financial Associates, LLC

10.22(5)	Third Amended and Restated Promissory Note dated December 31, 2008 issued by CarePayment Technologies, Inc. to MH Financial Associates, LLC

10.23(6)	First Amendment to the Third Amended and Restated Promissory Note dated December 31, 2009 between CarePayment Technologies, Inc. and MH Financial Associates, LLC

10.24(6)	First Amendment to Multiple Advance Promissory Note dated December 31, 2009 between CarePayment Technologies, Inc., Moore Electronics, Inc. and Aequitas Capital Management, Inc.

10.25(9)	Second Amendment to Multiple Advance Promissory Note dated March 31, 2010 between CarePayment Technologies, Inc., Moore Electronics, Inc. and Aequitas Capital Management, Inc.

10.26(6)	Investor Rights Agreement dated December 31, 2009 among CarePayment Technologies, Inc. Aequitas Capital Management, Inc. and CarePayment, LLC

10.27(6)	Form of Warrant dated December 30, 2009 by CarePayment Technologies, Inc. to CP Technologies, Inc.

10.28(6)	CP Technologies LLC Operating Agreement dated December 30, 2009

10.29(6)	Amended and Restated Advisory Services Agreement dated December 31, 2009 between CarePayment Technologies, Inc. and Aequitas Capital Management, Inc.

10.30(7)	Promissory Note dated January 15, 2010 between CarePayment Technologies, Inc. and Aequitas Commercial Finance, LLC

10.31(7)	Commercial Security Agreement dated January 15, 2010 among CarePayment Technologies, Inc., CP Technologies LLC and Aequitas Commercial Finance, LLC

10.32(7)	Subordination Agreement dated January 15, 2010 among CarePayment Technologies, Inc., Aequitas Commercial Finance, LLC, Aequitas Capital Management, Inc. and MH Financial Associates, LLC

10.33(8)	CarePayment Technologies, Inc. 2010 Stock Incentive Plan

10.34(8)	Multiple Advance Promissory Note dated December 31, 2008 among CarePayment Technologies, Inc., Moore Electronics, Inc. and Aequitas Capital Management, Inc.

10.35(9)*	Employment Offer extended on September 15, 2009 from microHelix, Inc. to Scott Johnson and accepted by Scott Johnson on September 25, 2009

21.1(8)	Subsidiaries.

(1)	Incorporated by reference to the Company's Form 8-K filed on April 6, 2010
(2)	Incorporated by reference to the Company's Form 8-K filed on April 14, 2005 and October 20, 2006
(3)	Incorporated by reference to the Company's Forms 8-K filed on October 20, 2006 and March 16, 2007
(4)	Incorporated by reference to the Company's Form 8-K filed on March 16, 2007
(5)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008
(6)	Incorporated by reference to the Company's Form 8-K filed on January 6, 2010
(7)	Incorporated by reference to the Company's Form 8-K filed on January 22, 2010
(8)	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2009
(9)	Incorporated by reference to the Company's Form 8-K filed on April 21, 2010
(10)	Filed herewith

* Management contract or compensatory plan or arrangement.

SIGNATURES

In accordance with the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement on Form 10 to be signed on this behalf by the undersigned, thereunto duly authorized, on April 30, 2010.

CAREPAYMENT TECHNOLOGIES, INC.

By:	/s/ James T. Quist
James T. Quist
Principal Executive and Chief Executive Officer